Exhibit 10.13
THE TJX COMPANIES, INC.
PERFORMANCE-BASED RESTRICTED STOCK AWARD
GRANTED UNDER STOCK INCENTIVE PLAN
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This certificate evidences an award of performance-based restricted shares (“Restricted Stock”) of Common Stock, $1.00 par value, of The TJX Companies, Inc. (the “Company”) granted to the grantee named below (“Grantee”) under the Company’s Stock Incentive Plan (the “Plan”). This grant is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.
1.	Grantee:

2.	Number of Shares of Restricted Stock:

3.	Date of Grant:

4.	Performance Vesting Criteria:

5.	Change of Control. Upon the occurrence of a Change of Control, all shares of Restricted Stock not then vested and not previously forfeited shall immediately and automatically vest.

6.	Termination of Employment: In the event of the termination of the employment of the Grantee with the Company and its subsidiaries for any reason prior to [ ], all shares of Restricted Stock not then vested and not previously forfeited shall immediately and automatically be forfeited[, except as follows:].

PERFORMANCE-BASED RESTRICTED STOCK AWARD
7.	Dividends: Grantee shall be entitled to regular cash dividends, if any, paid on, and to vote, shares of Restricted Stock held by Grantee on the record date; provided, however, that Grantee’s right to any such dividends with respect to a share of unvested Restricted Stock shall be treated as unvested so long as such Restricted Stock remains unvested (the “restricted period”), and shall be forfeited if such Restricted Stock is forfeited; and provided, further, that any such dividends that would otherwise be paid with respect to a share of unvested Restricted Stock during the restricted period shall instead be accumulated and paid to Grantee, without interest, only upon, or within thirty (30) days following, the date on which the Restricted Stock is determined by the Company to have vested.

Any dividend or distribution (other than any regular cash dividend) distributed with respect to a share of Restricted Stock, and any share of stock or other security of the Company or any other entity, or other property, into which a share of Restricted Stock is converted or for which it is exchanged, (each share of Restricted Stock with respect to which any such dividend or distribution is made or which is so converted or exchanged, an “associated share”), including without limitation a distribution of stock by reason of a stock dividend, stock split or otherwise with respect to an associated share, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions provided in this certificate in the same manner and for so long as the associated share remains or would have remained subject to such restrictions, and shall be forfeited if and when the associated share is so forfeited or would have been so forfeited; provided that any cash distribution with respect to an associated share other than a regular cash dividend, any cash amount into which an associated share is converted or for which it is exchanged or any other amount distributed with respect to an associated share, the deferred delivery of which would otherwise result in the deferral of compensation subject to Section 409A of the Code, shall be paid to Grantee, without interest, only upon, or within thirty (30) days following, the date on which the Company determines the associated share has vested or would have vested; and provided, further that the Committee may require, to the extent consistent with Section 409A of the Code, that any such cash distribution or amount be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate until such payment date. References to the shares of Restricted Stock in this certificate shall include any such restricted shares, securities, property or other amounts.

8.	No Transfers; Restrictive Legend: Grantee shall not sell, assign, pledge, margin, give, transfer, hypothecate or otherwise dispose of any shares of Restricted Stock or any interest therein. Certificates representing shares of Restricted Stock will bear a restrictive legend to such effect, and stop orders will be entered with the Company’s transfer agent.

9.	Transfer Upon Forfeiture: By acceptance of this grant, Grantee appoints the Company as attorney-in-fact of Grantee to take such actions as the Company determines necessary or appropriate to effectuate a transfer to the Company of the record ownership of any shares that are forfeited and agrees to sign such stock powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any forfeited shares.

10.	Withholding: Grantee shall, no later than the date as of which any shares of Restricted Stock first become includable in the gross income of Grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income.

11.	Section 83(b): Grantee should confer promptly with a professional tax advisor to consider whether or not to make a so-called “83(b) election” with respect to the Restricted Stock. Any such election, to be effective, must be made in accordance with applicable regulations and no later than thirty (30) days following the date of grant. The Company makes no recommendation with respect to the advisability of making such an election.

THE TJX COMPANIES, INC.
BY:
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